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[Graphic Omitted:
Royal Bank Logo]                                                     MEDIA ALERT
------------------- ------------------------------------------------------------

                    FOR IMMEDIATE
                    RELEASE
                                                                        CONTACT:
                                             Marc Sanders, Director of Marketing
                                                               610-668-4700 x277
                                                marcsanders@royalbankamerica.com



                          ROYAL BANK AMERICA'S PARENT COMPANY DECLARES 40TH
                         CONSECUTIVE QUARTERLY CASH DIVIDEND AND REPORTS 1ST
                                           QUARTER EARNINGS

                    (NARBERTH, PA) - April 21, 2005 - Royal Bank America reports that consolidated earnings for its holding company, Royal Bancshares of Pennsylvania, Inc., (NASDAQ-RBPAA) for the three-month period ended March 31, 2005 and 2004, were $4.3 million and $5.2 million, respectively. Consolidated basic earnings per share for the three-month period ended March 31, 2005 and 2004, were $0.34 and $0.41, respectively.

                    Consolidated total assets increased 2% to $1.23 billion at March 31, 2005, as compared to $1.21 billion at December 31, 2004. Loans increased to $479 million at March 31, 2005, as compared to $455 million at December 31, 2004, an increase of 5%. Total consolidated shareholders' equity ended the quarter at $139 million.

                    On April 20, 2005, the Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared its 40th consecutive quarterly cash dividend. This dividend will be twenty-five cents ($.25) per share for holders of Class A common stock and twenty-eight and seventy-five hundredths cents ($.2875) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is May 4, 2005, and the payment date is May 18, 2005.

                    Royal Bancshares of Pennsylvania, headquartered in Narberth, Pennsylvania, operates sixteen full-service branches under the name Royal Bank America and five locations under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank offer a wide variety of products and services, including commercial real estate loans, residential mortgages, deposit accounts and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.

                    The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


                               Joseph P. Campbell, President and CEO
                               Royal Bancshares of Pennsylvania, Inc
                               Parent Company of Royal Bank America



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ROYAL BANCSHARES OF PENNSYLVANIA
CONDENSED INCOME STATEMENTS

                                                            THREE MONTHS
                                                            ENDED MAR. 31

(in thousands, except for earnings per share)          2005         2004
                                                       ----         ----
                                                    (UNAUDITED)  (UNAUDITED)

Interest Income                                        $17,204      $17,528
Interest Expense                                         7,366        6,730
                                                       -------      -------
Net Interest Income                                      9,838       10,798
Provision for Loan Losses                                    1            1
                                                       -------      -------
Net Interest Income after                                9,837       10,797
Provision
Non Interest Income                                      2,613        3,183
Non Interest Expense                                     6,359        6,576
                                                       -------      -------
Income before Taxes                                      6,091        7,404
Income Taxes                                             1,770        2,240
                                                       -------      -------
Net Income                                              $4,321       $5,164
                                                       =======      =======
Earnings per share -basic                                $0.34        $0.41

SELECTED RATIOS:
 Return on Average Assets                                 1.4%         1.8%
 Return on Average Equity                                12.5%        15.0%
 Average Equity to Assets                                11.4%        12.0%
 Book Value Per Share                                   $11.09       $11.11

CONDENSED BALANCE SHEETS

(in thousands)                                  MAR. 31, 2005   DEC. 31, 2004
                                                 (UNAUDITED)
Cash and Cash Equivalents                             $28,172         $27,109
Investment Securities                                 586,624         584,261
Loans Held for Sale                                     1,469           2,204
Loans (net)                                           479,310         454,775
Premises and Equipment (net)                           70,913          72,433
Accrued Interest receivable                            16,382          15,634
Other Assets                                           48,156          48,858
                                                   ----------      ----------
  Total Assets                                     $1,231,026      $1,205,274
                                                   ==========      ==========

Deposits                                             $670,772        $742,382
Borrowings                                            376,041         278,249
Other Liabilities                                      16,406          14,338
Subordinated debentures                                25,774          25,774
Minority Interest                                       2,892           3,655
Shareholders' Equity                                  139,141         140,876
                                                   ----------      ----------
   Total Liabilities and Shareholders Equity       $1,231,026      $1,205,274
                                                   ==========      ==========

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